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                   SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549



                               FORM 8-K

                            CURRENT REPORT



    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  October 16, 1998


                        FOAMEX INTERNATIONAL INC.

         (Exact name of registrant as specified in its charter)


Delaware                       0-22624                      05-0473908
(State or other            (Commission File               (IRS Employer
jurisdiction of                Number)                  Identification No.)
incorporation)


1000 Columbia Avenue, Linwood, PA                       19061

(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code: (610) 859-3000

                            Not Applicable

         (Former name or former address, if changed from last report)


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Item 5.  Other Events

         Foamex International Inc. has been notified by Trace International Holdings, Inc. ("Trace") that due to changes in market conditions, the financing originally contemplated for the proposed acquisition of all of the outstanding shares of common stock of Foamex International Inc. ("Foamex International"), not currently owned by Trace or its subsidiaries, for a purchase price of $18.75 per share will not be available. In addition, Trace informed the Board of Directors of Foamex International that although it has attempted to obtain substitute financing, to date, it has not been successful in obtaining such substitute financing for a transaction at $18.75 per share.

         Trace has submitted a revised proposal to the Board of Directors of Foamex International to acquire all of the outstanding shares of common stock of Foamex International not currently owned by Trace or its subsidiaries (the "Offer Shares") at a cash price of $12.00 per share. Trace has also indicated that it will arrange the $800 million necessary for the financing of the revised proposal through The Bank of Nova Scotia. The letter setting forth Trace's revised proposal is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

         The proposed acquisition of the Offer Shares is subject to a number of conditions, and there can be no assurance that such transaction will be consummated. The press release announcing Foamex International's receipt of the offer letter is attached hereto as Exhibit 99.2 and is incorporated herein by reference.


Item 7.  Financial Statements and Exhibits

         (a)  Financial Statements of businesses acquired:
                  None.

         (b)  Pro Forma financial information:
                  None.

         (c)  Exhibits:

                  99.1 Proposal Letter of Trace International Holdings, Inc., dated October 16, 1998.

                  99.2 Press Release of Foamex International Inc., dated October 16, 1998.







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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                             FOAMEX INTERNATIONAL INC.

                                             /s/ John A. Feenan
                                             -----------------------------------
                                             Name:  John A. Feenan
                                             Title: Executive Vice President and
                                                    Chief Financial Officer

October 19, 1998


















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                               EXHIBIT INDEX

Exhibit

99.1 Proposal Letter of Trace International Holdings, Inc., dated October 16, 1998.

99.2     Press Release of Foamex International Inc., dated October 16, 1998.
















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